December 31, 2015

The Board of Directors of Tributary Funds, Inc.
1620 Dodge Street
Omaha, Nebraska 68197

First National Bank of Omaha,
as Trustee of the Nebraska Tax-Free Common Trust Fund

of First National Bank of Omaha
1620 Dodge Street
Omaha, Nebraska 68197

Re: CTB/RIC Conversion - Tax Opinion

Ladies and Gentlemen,

We have acted as legal counsel to Tributary Funds, Inc., a Nebraska corporation (the "Company") in connection with the transfer by the Nebraska Tax Free Common Trust Fund of First National Bank of Omaha (the "Target Fund") of substantially all of its assets to the Tributary Nebraska Tax Free Fund (the "Acquiring Fund") in exchange solely for voting shares of common stock, par value $0.00001 per share, in the Acquiring Fund and the assumption of certain liabilities of the Target Fund by the Acquiring Fund (the "Transfer"). The Transfer will be effected pursuant to the Agreement and Plan of Transfer (the "Transfer Agreement") by and among the Company, with respect to the Acquiring Fund, and First National Bank of Omaha, a Nebraska corporation (the "Bank"), with respect to the Target Fund, dated as of December 31, 2015. This opinion is rendered as required by Section 8.06 of the Transfer Agreement. Defined terms not defined herein shall have the meanings ascribed to them in the Transfer Agreement.

In connection with our opinion, we have examined and relied upon originals, certified copies, or copies otherwise identified to our satisfaction as being true copies of the originals of the following documents, including all exhibits and schedules attached thereto: (1) the Transfer Agreement; and (2) such other documents, instruments, records and information pertaining to the Transfer as we have deemed necessary for rendering our opinion.

In our examination, we have assumed, without independent investigation or review, that (i) all documents submitted to us as originals are authentic, all signatures on all documents are genuine, all documents submitted to us as certified, conformed or photostatic copies conform to the original documents, and the originals of such copies are authentic; (ii) each document reviewed by us (a) has been or will be fully executed and delivered in substantially the same form, (b) is or will be in full force and effect, and (c) has not been and will not be amended or modified in any respect; (iii) all parties to the documents at all times had and will have full corporate power, authority and capacity to enter into, execute and perform all obligations under those documents and to observe and perform the terms and conditions thereof; (iv) the factual matters, statements, representations, warranties and recitations contained in the documents or otherwise made known to us through the effective date of the Transfer (including the Transfer Agreement) are accurate, true and complete; and (v) the Transfer will be effected in accordance with the terms of the Transfer Agreement.

Our opinion is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, administrative interpretations, and judicial precedents as of the date hereof. If there is any subsequent change in the applicable law or regulations, or if there are subsequently any new applicable administrative or judicial interpretations of the law or regulations, or if there are any changes in the facts or circumstances surrounding the Transfer, the opinion expressed herein may become inapplicable.

Based upon and subject to the foregoing, with respect to the Transfer, it is our opinion that:

(1) No gain or loss will be recognized by the Target Fund upon the transfer of the Assets to, and the assumption of the Included Liabilities by, the Acquiring Fund in exchange solely for Acquiring Fund Shares, as provided for in the Agreement, pursuant to Section 584(h)(1)(A) of the Code.

(2) No gain or loss will be recognized by the Acquiring Fund upon the receipt by it of the Assets from the Target Fund in exchange solely for the assumption of the Included Liabilities of such Target Fund and the issuance of Acquiring Fund Shares, as provided for in the Agreement, pursuant to Section 1032(a) of the Code.

(3) The tax basis of the Assets received by the Acquiring Fund will be the same as the tax basis of such assets in the hands of such Target Fund immediately prior to the Reorganization, pursuant to Section 584(h)(2)(A) of the Code.

(4) The holding periods of the Assets received by the Acquiring Fund will include the periods during which such Assets were held by the Target Fund, pursuant to Section 1223(2) of the Code.

(5) No gain or loss will be recognized by the Target Fund upon the distribution of the Acquiring Fund Shares to the Target Fund's Unit holders as provided for in the Agreement, pursuant to Section 584(h)(1)(B) of the Code.

(6) No gain or loss will be recognized by the Unit holders of the Target Fund upon the exchange of all of their Units for Acquiring Fund Shares, pursuant to Section 584(h)(1) of the Code.

(7) The aggregate tax basis of the Acquiring Fund Shares to be received by each Unit holder of the Target Fund will be the same as the aggregate tax basis of the Units exchanged therefor, pursuant to Section 584(h)(2)(B) of the Code.

(8) The holding period of the Acquiring Fund Shares to be received by each Unit holder of the Target Fund will include the period during which the Units that were exchanged therefor were held by the Unit Holders, pursuant to Section 1223(1) of the Code.

Except as specifically set forth above, we express no opinion on the tax consequences to any person of the Transfer or any other transactions relating to or occurring in connection with the Transfer. We do not purport to describe herein all tax consequences that might flow from the Transfer. We do not express or infer any opinion herein concerning any law other than the federal law of the United States. The opinion expressed herein is rendered as of the Effective Date. We assume no obligation to update or supplement our opinion to reflect any change or modification of the facts or circumstances that may hereafter come to our attention or any change in law that may hereafter become effective.

Our opinion is being furnished only to the Company and the Bank in connection with the Transfer and solely for their benefit in connection therewith. It may not be used or relied upon by any other person or entity or for any other purpose, and may not be circulated, quoted or otherwise referenced for any other purpose whatsoever without our express written consent.

Sincerely,

/s/ Husch Blackwell LLP